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                                                                      EXHIBIT 12

                             ILLINOIS POWER COMPANY
                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

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

                                                                    Twelve                         Three
                                                                 Months Ended                   Months Ended
                                      (Millions of Dollars)         March                          March
                                                                    2000                           2000
                                                               ----------------              -----------------
Earnings Available for Fixed Charges:
Net Income                                                                $115                            $25
    Add:
      Income Taxes:
          Current                                                           48                            ---
          Deferred - Net                                                   (11)                            (5)
      Allocated income taxes                                                37                             18
      Investment tax credit - deferred                                      (1)                           ---
      Interest on long-term debt                                           126                             30
      Amortization of debt expense and
          premium-net, and other interest charges                           22                              9
      One-third of all rentals (Estimated to be
          representative of the interest component)                          4                              1
      Interest on in-core fuel                                               3                            ---
                                                               ----------------              -----------------
Earnings available for fixed charges                                      $343                            $78
                                                               ================              =================

Fixed charges:
    Interest on long-term debt                                            $126                            $30
    Amortization of debt expense and
      premium-net, and other interest charges                               25                              9
    One-third of all rentals (Estimated to be
      representative of the interest component)                              4                              1
                                                               ----------------              -----------------

Total Fixed Charges                                                       $155                            $40
                                                               ================              =================

Ratio of earnings to fixed charges                                        2.21                           1.95
                                                               ================              =================

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